Exhibit 99.1

iSatori Reports Profitable Growth for the First Quarter of 2014

Product Revenues Increased 46 Percent Year Over Year. Recorded Net Income of $336,238 or $0.02 Per Fully Diluted Share.

FOR IMMEDIATE RELEASE

GOLDEN, CO--(Marketwired - May 8, 2014) - iSatori, Inc. (OTCQB: IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, today announced financial results for the first quarter ended March 31, 2014.

The Company’s net product revenues increased 46 percent over the same quarter 2013, which resulted in net sales for the first quarter 2014 of $3.2 million compared to $2.2 million in the same period last year. The increase was due primarily to the introduction and store sales growth of three new products: (i) Meratrim® Platinum+ (ii) Garcinia Trim™, and (iii) Bio-Gro™. Garcinia Trim™ and Meratrim® Platinum+ are weight-loss pills based on newly released clinical evidence. Bio-Gro™ has been described as a category-defining sports nutrition product based on a new creation called “bioactive peptides” to help athletes enhance physical performance, strength, and muscular development. GNC, America’s largest sports supplement retailer, started carrying Bio-Gro™ nationally in January 2014.

Gross profit margins increased from 55 percent of net product revenue (or $1.2 million) to 63 percent of net product revenue (or $2.0 million) over the same period in the prior year, based primarily on the higher margins associated with the three new products mentioned above. Additionally, revenue and gross margin were positively impacted by fewer returns and discounts during the first quarter.

Selling and marketing expense increased in dollar terms and as a percent of revenue (from 14 percent of net product revenue to 24 percent of net product revenue). The increase was due in part to an increase in advertising to support mass market retail expansion and expenses related to the launch of a new, bestselling book, Diets Suck!

Salaries increased in dollar terms due to the addition of two executive sales and marketing professionals, but decreased as a percent of net product revenue (from 24 percent to 20 percent). Administrative expenses decreased both in dollar terms and as a percent of net product revenue (from 19 percent to 7 percent) due primarily to a decrease in professional fees. Overall, operating expenses increased in dollar terms, but decreased as a percent of net product revenue (from 59 percent to 52 percent). Operating income improved from loss of $80,713 (or negative 4 percent of revenue) to income of $354,263 (or 11 percent of net product revenue) compared to the same quarter last year.

Net income increased from a loss $263,119 (or negative 12 percent of net product revenue) to income of $336,238 (or positive 10 percent of net product revenue) compared to the same quarter last year. As a result, basic EPS increased from $(0.02) to $0.03, while fully diluted EPS increased from $(0.02) to $0.02.

Cash flow from operations increased from $129,557 to $323,485 when comparing the three month periods ended March 31, 2012 and 2013. The company’s cash balance increased to $1,219,678 as of March 31, 2014 compared to $822,876 at December 31, 2013. Accounts receivable decreased from $2,398,178 as of December 31, 2013, to $1,931,026 as of March 31, 2014. Inventory increased from $1,985,764 as of December 31, 2013, to $2,287,203 as of March 31, 2014.

The Company’s current ratio increased from 1.92 as of December 31, 2013, to 2.17 as of March 31, 2014. Debt was virtually unchanged and shareholders’ equity increased 13 percent for the quarter.

Highlights from the first quarter of 2014 were:

•

First quarter net product revenue increased by 46 percent year over year.

•

Reported 10 percent net income.

•

GNC started carrying Bio-Gro™, a breakthrough, category-defining, muscle-enhancement product. iSatori launched product line extensions for Bio-Gro™ into new size and delivery configurations.

•

Released bestselling book entitled Diets Suck! to espouse iSatori and its philosophies in making a physical transformation and to help promote the Eat-Smart® line of nutritional products. Book reached Top 10 on Amazon.com during launch week.

•

Presented at the 26th annual ROTH Capital Conference.

•

Added executive vice presidents, for both sales and marketing divisions, to drive innovation, sales, and brand equity.

Stephen Adele, founder and Chief Executive Officer of iSatori, commented: "In our last earnings release, we stated that growth in 2014 and beyond would be driven by the improved talent level of our management team and the introduction of innovative new products. Our first quarter results are an indication that our strategic plan is working, encouraging us to continue to pursue our goals of expanding our distribution, improving our rate of sales velocity and driving continued profitable growth.”

A complete report of the company's (GAAP) financial results for the quarter ended March 31, 2014, are available via its quarterly report filed with the Securities and Exchange Commission today on Form 10-Q.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at http://www.isatori.com.

Forward-Looking Statements

Statements made in this news release relating to the Company's future sales, expenses, revenue, product developments, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in demand for the Company's products, the availability and price of ingredients necessary to manufacture such products, and the outcome of any current or future litigation regarding such products or similar products of competitors. Please see our Risk Factor disclosures included in our Registration Statement on Form S-1, as amended, initially filed with the Securities and Exchange Commission on April 30, 2013, and in subsequent filings with the Securities and Exchange Commission. All future written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

Contacts

iSatori, Inc.

Michael Wilemon, CFO

(303) 215-9174

pr@isatori.com

iSatori, Inc

Condensed Balance Sheet

(Unaudited)

March 31, 2014 and 2013

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,219,678	$822,876
Accounts receivable
Trade, net of allowance for doubtful accounts	1,931,026	2,398,178
Income tax receivable	-	102,452
Note receivables - current portion	10,325	11,013
Inventories	2,287,203	1,985,764
Assets held for sale	21,824	108,228
Deferred tax asset, net	95,176	53,081
Prepaid expenses	167,008	222,466
Total current assets	5,732,240	5,704,058

Property and equipment, net of accumulated depreciation	171,070	173,636

Note receivable – net of current portion	81,714	81,714

Other assets:
Deferred tax asset, net	152,970	147,941
Deposits and other assets	41,997	61,167
Total other assets	194,967	209,108

Total assets	$6,179,991	$6,168,516

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable	$976,943	$1,248,490
Accrued expenses	182,768	187,608
Deferred revenues	239,624	292,215
Line of credit, less debt discount	1,220,655	1,220,655
Notes payable	19,297	20,464
Total current liabilities	2,639,287	2,969,432

Long-term liabilites
Derivative liability	470,292	471,015

Commitments and contingencies (Notes 1,2,5, and 6)

Stockholders' Equity:
Convertible preferred stock, $0.01 par value, 750,000 shares authorized; 22,500 shares issued and outstanding ($450,000 of liquidation value)	225	225
Common stock, $0.01 par value, 56,250,000 shares authorized; 12,879,651 shares issued and outstanding	128,797	128,797
Additional paid-in capital	4,737,640	4,731,535
Accumulated deficit	(1,796,250)	(2,132,488)
Total stockholders’ equity	3,070,412	2,728,069

Total liabilities and stockholders' equity	$6,179,991	$6,168,516

iSatori, Inc.

Condensed Statements of Operations

(Unaudited)

Quarter Ended March 31, 2014 and 2013

	March 31,	March 31,
	2014	2013
Revenues:
Product revenue (Net of returns and discounts)	$3,219,244	$2,203,856
Royalty revenue	32,627	32,710
Other revenue	9,396	19,800
Total revenue	3,261,267	2,256,366

Cost of sales	1,243,797	1,045,113
Gross profit	2,017,470	1,211,253

Operating Expenses:
Selling and marketing	782,687	316,175
Salaries and labor related expenses	647,413	534,328
Administration	213,978	416,447
Depreciation and amortization	19,129	25,016
Total operating expenses	1,663,207	1,291,966

Income/(loss) from operations	354,263	(80,713)

Other income (expense)	30,199	(124,359)
Financing expense	(21,353)	(46,761)
Interest expense	(11,048)	(1,152)

Income/(loss) before income taxes	352,061	(252,985)

Income tax expense	(15,823)	(10,134)

Net income/(loss)	$336,238	$(263,119)

Net income/(loss) per common share
Basic	$0.03	$(0.02)
Diluted	$0.02	$(0.02)

Weighted average shares outstanding:
Basic	12,879,651	12,622,756
Diluted	14,546,736	12,622,756